Exhibit 99.1

3333 LEE PARKWAY, SUITE 1200 DALLAS, TEXAS 75219 PHONE: 972.629.4400 FAX: 972.629.4401 WWW.GAINSCO.COM

GAINSCO REPORTS 3rd QUARTER RESULTS

                DALLAS, Texas, November 13, 2006 — GAINSCO, INC. (AMEX: GAN) today reported net income and net income available to common shareholders for the third quarter 2006 of $2.8 million, or $0.14 per common share, basic and diluted.  This compares to third quarter 2005 net income of $1.4 million and net income available to common shareholders of $0.9 million, or $0.05 per common share, basic and diluted.

                For the nine months ended September 30, 2006, net income was $6.3 million versus $3.4 million for the nine months ended September 30, 2005.  Net income available to common shareholders for the first nine months ended 2006 was $4.4 million, or $0.22 per common share, basic and diluted.  This amount included an approximately $1.4 million write-off during the first quarter 2006 of the unaccreted discount on redeemable preferred stock that was fully redeemed during the first quarter 2006.  The net income available to common shareholders for the nine months ended September 30, 2005 was $1.1 million, or $0.06 per common share, basic and diluted.

                Because of the 100% valuation allowance for the tax benefit of net operating loss carryforwards in Deferred Federal income taxes (asset), current Federal income tax expense, except for the alternative minimum tax, is entirely offset by the change in the valuation allowance.  For the third quarter and the first nine months of 2006 and the comparable periods in 2005, the current regular Federal income tax expense was $1.5 million, $2.8 million, $0.6 million and $0.9 million, respectively, and was offset by the change in the valuation allowance.  As of September 30, 2006, the valuation allowance was $20.5 million.

                Gross premiums written during the third quarter 2006 were approximately 81% above gross premiums written in the same period 2005.  Gross premiums written by geographic region for the quarter and nine months ended September 30, 2006 and September 30, 2005, were as follows:

	Quarter ended September 30		Nine months ended September 30
(dollars in millions)	2006	2005	2006	2005
Regions:
Southeast	$31.4	19.3	89.3	54.2
South Central	$14.9	4.5	42.2	8.6
Southwest	$7.5	3.6	19.6	9.1
West	$1.9	3.4	6.8	7.8
Total	$55.7	30.8	157.8	79.7

                GAAP ratios for the quarters and nine months ended September 30, 2006 and September 30, 2005, were as follows:

	Quarter ended September 30		Nine months ended September 30
	2006	2005	2006	2005

Total Company:
Claims and Claims Adjustment Expense Ratio	69.3%	65.4%	69.5%	66.4%
Expense Ratio	26.9%	33.0%	27.4%	32.6%
Combined Ratio	96.2%	98.4%	96.9%	99.0%

Nonstandard Personal Automobile:
Claims and Claims Adjustment Expense Ratio	70.6%	70.9%	71.0%	69.9%

                The ratios for Total Company presented above include results from the Company’s runoff lines.  These ratios do not include expenses of the holding company.

                The Company continues to adjust and settle claims associated with its runoff lines.  For the third quarters of 2006 and 2005, the estimate of ultimate liabilities for prior periods for runoff lines was reduced by $0.7 million (reduction of 1.3 claims ratio points) and $1.3 million (reduction of 5.3 claims ratio points), respectively.  For the first nine months of 2006 and 2005, the estimate of ultimate liabilities for prior periods for runoff lines was reduced by $2.1 million (reduction of 1.6 claims ratio points) and $2.1 million (reduction of 3.5 claims ratio points), respectively.

                As regards the Company’s nonstandard personal automobile business, the Company’s estimate of ultimate liabilities for prior periods was reduced during the third quarter 2006 by $0.4 million (reduction of 0.7 claims ratio points).  There was no material change in the estimate of ultimate liabilities for prior periods during the third quarter 2005.  For the first nine months of 2006, there was no material change in the estimate of ultimate liabilities for prior periods for the nonstandard personal automobile business, compared to a reduction of $1.1 million for the first nine months 2005 (reduction of 1.9 claims ratio points).

                As of September 30, 2006, the Company had $64.9 million in net unpaid claims and claims adjustment expenses (“C&CAE”) (Unpaid C&CAE of $82.3 million less Ceded unpaid C&CAE of $17.4 million), compared to net unpaid C&CAE at June 30, 2006 of $64.2 million (Unpaid C&CAE of $81.6 million less Ceded unpaid C&CAE of $17.4 million).  These amounts include net unpaid C&CAE in respect of the Company’s runoff lines of $20.6 million at September 30, 2006, and $22.9 million at June 30, 2006.  As of September 30, 2006, the outstanding inventory of runoff claims was 108, compared to 136 at June 30, 2006.

                As of September 30, 2006, the Company’s Shareholders’ equity was $61.9 million, Subordinated debentures was $25.0 million and Note payable was $1.0 million.  This compares to Shareholders’ equity of $58.0 million, Subordinated debentures of $25.0 million and Note payable of $0.5 million at June 30, 2006.

                Certain prior year amounts have been reclassified to conform to current year presentation.  In addition, some numbers may not add to totals shown due to rounding.

                The effect of convertible preferred stock caused diluted earnings per share to be antidilutive for the quarter ended September 30, 2005, and the nine months ended September 30, 2006 and 2005.  Therefore, basic and diluted per common share amounts are reported as the same number.  Additionally, per common share amounts for all periods presented have been adjusted for the rights offering in August 2005, as well as the reverse stock split in November 2005.

                GAINSCO, INC. is a Dallas, Texas-based holding company.  The Company’s nonstandard personal automobile insurance products are distributed through retail agents in Florida and South Carolina (Southeast Region), Texas (South Central Region) and Arizona and Nevada (Southwest Region) and through an independent managing general agency in California (West Region).  Its insurance company subsidiaries are General Agents Insurance Company of America, Inc. and MGA Insurance Company, Inc.

                Some of the statements made in this release may be forward-looking statements.  Forward-looking statements relate to future events or future financial performance and may involve known or unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from future results, performance, or achievements expressed or implied by such forward-looking statements.

                These forward-looking statements reflect current views but are based on assumptions and are subject to risks, uncertainties, and other variables which should be considered when making an investment decision, including, (a) operational risks and other challenges associated with rapid growth into new and unfamiliar markets and states, (b) adverse market conditions, including heightened competition, (c) factors considered by A.M. Best in the rating of our insurance subsidiaries, and the acceptability of our current rating, or a future rating, to agents and customers, (d) the Company’s ability to adjust and settle the remaining claims associated with its exit from the commercial insurance business on terms consistent with its estimates and reserves, (e) uncertainties in the outcome of litigation and adverse trends in litigation and regulation, (f) inherent uncertainty arising from the use of estimates and assumptions in decisions about pricing and reserves, (g) the effects on claims levels or business operations resulting from natural disasters and other adverse weather conditions, (h) the availability of reinsurance and the Company’s ability to collect reinsurance recoverables, (i) the availability and cost of capital and the ability to close on pending capital transactions, the capital proceeds from which may be required in order to implement the Company’s strategies, and (j) limitations on the Company’s ability to use net operating loss carryforwards.  Please refer to the Company’s recent SEC filings, including the Annual Report on Form 10-K for the year ended December 31, 2005 and the

Company’s Form S-3 Registration Statement filed October 4, 2006, for more information regarding factors that could affect the Company’s results.

                Forward-looking statements are relevant only as of the dates made, and the Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date on which the statement is made.  All written or oral forward-looking statements that are made by or are attributable to the Company are expressly qualified in their entirety by this cautionary notice.  Actual results may differ significantly from the results discussed in these forward-looking statements.

—END—

[The GAINSCO, INC. and Subsidiaries unaudited Consolidated Statements of Operations and Other Information for the quarters and nine months ended September 30, 2006 and September 30, 2005 follow.]

Release Date:	Monday, November 13, 2006 — FOR IMMEDIATE RELEASE
Company Contacts:	Scott A. Marek, Asst. Vice President-IR 972.629.4493
Richard M. Buxton, Senior Vice President 972.629.4408
Email address: ir@gainsco.com
Website: www.gainsco.com

GAINSCO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Quarter ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
Net Premiums earned	$49,979	24,775	$136,099	60,289
Net investment income	1,850	987	4,928	2,412
Net realized losses	—	(95)	(4)	(14
Agency revenues	3,168	1,376	8,949	3,709
Other income, net	3	136	104	462
Total revenues	55,000	27,179	150,076	66,858

Claims and claims adjustment expenses	34,627	16,197	94,545	40,057
Policy acquisition costs	7,845	3,686	22,181	8,659
Interest expense	610	—	1,633	—
Underwriting and operating expenses	9,613	5,854	26,747	14,696

Income before Federal income taxes	2,305	1,442	4,970	3,446

Federal income taxes	(537)	27	(1,284)	27

Net income	$2,842	1,415	$6,254	3,419

Net income available to common shareholders	$2,842	918	$4,416	1,090

Income per common share:

Basic	$0.14	0.05	$0.22	0.06

Diluted *	$0.14	0.05	$0.22	0.06

*                    The effect of convertible preferred stock caused diluted earnings per share to be antidilutive for the quarter ended September 30, 2005, and the nine months ended September 30, 2006 and 2005.  Therefore, diluted income per common share is reported the same as basic income per common share.

GAINSCO, INC. AND SUBSIDIARIES

OTHER INFORMATION

(In thousands)

	Quarter ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
Gross premiums written	$55,738	30,848	$157,813	79,708

Net premiums written	$55,386	31,182	$156,795	79,468

GAAP RATIOS:
C & CAE Ratio(1)	69.3%	65.4%	69.5%	66.4%
Expense Ratio(2)(3)	26.9%	33.0%	27.4%	32.6%
Combined Ratio(2)	96.2%	98.4%	96.9%	99.0%

(1)             C & CAE is an abbreviation for Claims and claims adjustment expenses, stated as a percentage of net premiums earned

(2)             The ratios do not reflect expenses of the holding company.

(3)             Commissions, change in deferred acquisition costs, underwriting expenses and operating expenses (insurance subsidiaries only) are offset by agency revenues and are stated as a percentage of net premiums earned.